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                                                                      Exhibit 4

                                [LETTERHEAD]


May 3, 1999

Mr. Robert Kidder
Chairman and Chief Executive Officer
Borden Incorporated
180 East Broad Street, 30th Floor
Columbus, OH 43215


Dear Sirs:

     In connection with your consideration of a possible transaction or series of related transactions with EKCO Group, Inc. and/or its subsidiaries or affiliates (collectively, with such subsidiaries or affiliates, the "Company"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, prospects, assets and liabilities of the Company. As a condition to such information being furnished to you and your affiliates, directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished or made available to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     Without limiting the foregoing the term "Evaluation Material" shall be deemed to include (i) all notes, analyses, compilations, studies, interpretations or other documents or materials prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto and
(ii) any information relating to the Company furnished heretofore to you or any of your Representatives. The Company reserves the right not to furnish any Evaluation Material relating to the Company or the business, assets, liabilities, results of operations, financial condition or prospects of the Company. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is


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not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

     You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Company and you, that the Evaluation Material will be kept confidential by you and your Representatives and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that
(i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible transaction with the Company, who agree to keep such information confidential in accordance with this letter agreement and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the written opinion of your counsel such disclosure is required by law and then only with as much prior written notice to the Company as is practical under the circumstances. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any other person regarding a possible transaction involving the Company. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

     You further agree that, without the prior consent of Lehman Brothers, all communications regarding the proposed transaction, requests for additional information, and discussions or questions regarding procedures, will be submitted or directed only to Lehman Brothers and not to the Company or any of its affiliates or any of their respective directors, officers or employees.

     In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of your counsel, legally compelled to disclose Evaluation Material, you or your Representative may, without liability hereunder, disclose only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your reasonable best efforts to preserve the

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confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

     If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason or for no reason, you will promptly deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained and you agree to certify in writing that such destruction has occurred. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You understand and acknowledge that neither the Company nor any of its Representatives (including without limitation Lehman Brothers Inc.) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including without limitation Lehman Brothers Inc.) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding the transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.


     In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of 2 years from the date hereof, neither you nor any of your affiliates will solicit to employ or employ any of the current directors, officers or employees of the Company so long as they are directors of or employed by the Company without obtaining the prior written consent of the Company. The foregoing shall not apply to directors, officers or employees of the Company who respond to solicitation made by general circulation media not targeted at such person. Additionally, the foregoing shall not apply to directors, officers or employees of the Company who respond to solicitation made by executive search agencies not targeted at such person that are commenced no earlier than one year of the date hereof.


     In consideration of the Evaluation Material being furnished to you, you hereby further agree that, without the prior written consent of the Board of Directors of the Company, for a period of 24 months from the date of termination of your discussions with the Company regarding a possible transaction, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended), acting alone or as part of a group, will acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of the Company, or otherwise seek to influence or control, in any manner whatsoever, the management or policies of the Company.


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     You agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the rights and obligations specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

     The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce all of the terms of this letter agreement) to any person who enters into the transactions contemplated by this letter agreement.

     It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     It is further understood and agreed that any breach of this letter agreement by you or any of your Representatives would result in irreparable harm to the Company, that money damages would not be a sufficient remedy for any such breach of this letter agreement and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. You further agree to waive, and to use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

     The provisions hereof are severable and, in the event any provision hereof is determined in any circumstances to be unlawful or unenforceable, such determination shall not affect any provision hereof or this letter agreement as a whole or the application of such provision in any other circumstances.

     Each of the covenants and agreements of a party hereto set forth herein is given or made in consideration of the covenants and agreements of the other party hereto and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged. Such covenants and agreements shall survive the termination or other cessation of any discussions or negotiations regarding a possible Transaction.

     The agreements set forth in this letter agreement may be modified or waived only by a separate writing signed by the Company and you or the receiving party expressly modifying or waiving such agreements.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York and may not be amended or terminated except pursuant to a written agreement duly executed by you and the Company.


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     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.



                                   Very truly yours,
                                   EKCO Group, Inc.


                                   /s/ TORREY J. BROWDER
                                 --------------------------------------------
                                   Lehman Brothers Inc.
                                   as financial advisor to, and on behalf of,
                                   EKCO Group, Inc.



Accepted and agreed as of
the date first written above:
BORDEN, INC.

By:      /s/ JOHN B. MULLER
   ----------------------------------------
Name:    John B. Muller
Title:   Principal and Vice President,
         Corporate Strategy and Development



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